EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As used herein, unless the context otherwise requires:

•	the term “Acquired Business” refers to the Reliance Electric industrial motors and the Dodge mechanical power transmission business to be purchased by Baldor Electric Company (“Baldor”) from Rockwell Automation, Inc. pursuant to the Purchase Agreement, dated as of November 6, 2006, among Rockwell Automation, Inc. (“Rockwell Automation”), certain of its subsidiaries and Baldor (the “Acquisition Agreement”);

•	the term “Acquisition” refers to the purchase by Baldor of the Acquired Business from Rockwell Automation;

•	the term “Power Systems” refers to the Power Systems Group of Rockwell Automation, which is comprised of (i) the Acquired Business and (ii) the Reliance Electric and Reliance branded drives business, which will not be purchased by Baldor in the Acquisition;

•	the term “Financing Transactions” refers to the offering by Baldor of its common stock, the concurrent offering by Baldor of its mandatorily convertible preferred stock, the concurrent offering by Baldor of its senior notes, Baldor’s entry into its new senior secured credit facility and initial borrowings thereunder, and the application of the proceeds therefrom and the issuance of 1.58 million shares of Baldor’s common stock to Rockwell Automation to finance the Acquisition, repay substantially all of its existing indebtedness and pay the fees and expenses for the Transactions; and

•	the term “Transactions” refers to the Acquisition and the Financing Transactions.

On November 6, 2006, Baldor entered into the Acquisition Agreement with Rockwell Automation and certain of its subsidiaries to acquire the Acquired Business from Rockwell Automation for total consideration of approximately $1.8 billion, subject to adjustment. The purchase consideration includes a payment of $1.75 billion in cash, subject to adjustment, and the issuance of 1.58 million shares of Baldor’s common stock to Rockwell Automation.

Prior to the Acquisition, the Acquired Business sourced certain custom drives from Rockwell Automation, which it sold at predetermined prices to third-party customers. After the Acquisition, the Acquired Business will no longer be able to source these custom drives from Rockwell Automation.

The following unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with historical financial statements and related notes of Baldor included in its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and the historical financial statements and related notes of Power Systems filed as Exhibit 99.2 to Baldor’s Current Report on Form 8-K filed on January 8, 2007.

The unaudited pro forma condensed combined balance sheet as of September 30, 2006 and the unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented herein. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they occurred on September 30, 2006 and combines the historical balance sheets of Baldor and Power Systems as of September 30, 2006. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2005 gives effect to the Transactions as if they occurred on January 2, 2005 and combines the historical consolidated statement of earnings of Baldor for the year ended December 31, 2005 with the historical statement of operations of Power Systems for the year ended September 30, 2005. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2006 gives effect to the Transactions as if they occurred on January 2, 2005 and combines the historical consolidated statement of earnings of Baldor for the nine months ended September 30, 2006 with the historical statement of operations of Power Systems for the nine months ended June 30, 2006.

Beginning in the first quarter of 2006, profit sharing expense is classified as an operating expense in our cost of goods sold and selling and administrative expenses. Prior to 2006, profit sharing expense was classified as a non-operating expense. The reclassification has been applied to all historic periods for Baldor presented in this prospectus supplement, consequently certain amounts presented differ from those included in previous filings incorporated by reference into this prospectus supplement.

The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Transactions and (ii) factually supportable. With respect to the statement of earnings, the pro forma events must be expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Transactions been completed on the dates indicated or what such financial position or results would be for future periods.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting to account for the Acquisition. Accordingly, we have adjusted the historical consolidated financial information to give effect to the consideration issued in connection with the Acquisition. In the unaudited pro forma condensed combined financial statements, Baldor’s cost to acquire the Acquired Business has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values. Any excess of the fair value of the consideration issued over the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The amounts allocated to the assets acquired and liabilities assumed in the unaudited pro forma condensed combined financial information are based upon management’s preliminary valuation estimates. Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Baldor, in some cases with the assistance of outside valuation specialists, after the closing of the Acquisition. Accordingly, the purchase price allocation adjustments and related amortization reflected in the unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs, including headcount and facilities. The unaudited pro forma condensed combined statements of earnings also do not reflect certain amounts resulting from the Acquisition because we consider them to be of a non-recurring nature. Such amounts may be comprised of restructuring and other exit costs and non-recurring costs relating to the integration of Baldor and the Acquired Business. To the extent the exit costs relate to the Acquired Business and meet certain criteria, they will be recognized in the opening balance sheet in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

Based on Baldor’s review of Power Systems’ summary of significant accounting policies disclosed in the latter’s historical financial statements, the nature and amount of any adjustments to the historical financial statements of Power Systems to conform their accounting policies to those of Baldor are not expected to be significant. Upon consummation of the Acquisition, further review of Power Systems’ accounting policies and financial statements may result in required revisions to Power Systems’ policies and classifications to conform to Baldor’s accounting policies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2006

(Dollars in thousands, except per share data)

	Historical		Pro Forma
	Baldor	Power Systems	Retention Adjustments		Transaction Adjustments			Baldor Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$15,535	$6,559	$(6,559	) f	$			$15,535
Marketable securities	24,443	—	—			—		24,443
Receivables, less allowances for doubtful accounts	130,410	136,309	(761	) b		—		265,958
Inventories	113,348	188,051	—			—		301,399
Other current assets	40,562	22,616	(18,194	) c,d		3,365	t	48,349

Total current assets	324,298	353,535	(25,514)			3,365		655,684
Net property, plant and equipment	140,034	203,150	—			96,600	j,s	439,784
Goodwill	63,279	147,208	—			745,858	k	956,345
Other intangible assets, net	—	179,538	(145	) a		610,607	g	790,000
Prepaid pension	—	110,596	(109,953	) a		—		643
Other assets	7,687	26,980	(24,767	) a,b		34,488	i,t	44,388

Total assets	$535,298	$1,021,007	$(160,379)			$1,490,918		$2,886,844

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$55,143	$75,546	$(311	) b		$—		$130,378
Employee compensation	8,165	20,589	(9,674	) e		—		19,080
Profit sharing	7,516	—	—			—		7,516
Accrued warranty costs	5,661	3,238	—			—		8,899
Other accrued expenses	15,808	28,786	(508	) b		(1,018	) s	43,068
Current maturities of long-term obligations	25,000	760	—			(25,760	) h,o	—

Total current liabilities	117,293	128,919	(10,493)			(26,778)		208,941
Long-term obligations	80,025	—	—			1,480,000	o	1,560,025
Retirement benefits	—	85,611	(59,056	) a		28,377	p	54,932
Other liabilities	437	68,987	(25,738	) a,b		(28,470	) s	15,216
Deferred income taxes	33,513	93,449	(93,449	) a,c		325,270	q	358,783
Shareholders’ Equity:
Mandatorily convertible preferred stock	—	—	—			144,175	n	144,175
Common stock, $0.10 par value	4,139	—	—			783	m	4,922
Additional paid-in capital	86,435	—	—			239,959	m	326,394
Total Rockwell Automation's invested equity	—	644,041	28,357	r		(672,398	) l	—
Retained earnings	396,809	—	—			—		396,809
Accumulated other comprehensive income	5,771	—	—			—		5,771
Treasury stock	(189,124)	—	—			—		(189,124)

Total shareholders’ equity	304,030	644,041	28,357			(287,481)		688,947

Total liabilities and shareholders’ equity	$535,298	$1,021,007	$(160,379)			$1,490,918		$2,886,844

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2005

(Dollars in thousands except for per share data)

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2005	Fiscal Year Ended September 30, 2005	Retention Adjustments		Transaction Adjustments		Baldor Pro Forma
	Baldor	Power Systems
Net sales	$721,569	$901,055	$(18,905	) 3	$—		$1,603,719
Cost of goods sold	527,502	672,514	(15,874	) 3	18,362	1,5,7,10	1,202,504

Gross profit	194,067	228,541	(3,031)		(18,362)		401,215
Selling and administrative	124,668	133,207	(682	) 2,4	(6,475	) 9,10	250,718

Operating profit (1)	69,399						150,497
Other income, net	1,976	(1,086)	1,322	2,6	—		2,212
Interest expense	4,080	17	—		126,338	8	130,435

Earnings before income taxes	67,295	94,231	(1,027)		(138,225)		22,274
Income taxes	24,274	32,353	(401	) 11	(48,102	) 11	8,124

Net earnings	$43,021	$61,878	$(626)		$(90,123)		$14,150
Preferred stock dividends	—	—	—		(10,688	) 14	(10,688)

Net earnings available to common shareholders	$43,021	$61,878	$(626)		$(100,811)		$3,462

Net earnings per share— basic	$1.30						$0.08
Net earnings per share—diluted	$1.28						$0.08
Weighted average shares outstanding—basic	33,170,241				7,829,280 12		40,999,521
Weighted average shares outstanding—diluted	33,727,946				7,829,280 12		41,557,226

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Nine-Months Ended September 30, 2006

(Dollars in thousands except for per share data)

	Historical		Pro Forma
	Nine Months Ended September 30, 2006	Nine Months Ended June 30, 2006	Retention Adjustments		Transaction Adjustments		Baldor Pro Forma
	Baldor	Power Systems
Net sales	$610,826	$761,546	$(15,644	) 3	$—		$1,356,728
Cost of goods sold	450,175	545,425	(12,686	) 2,3	14,174	1,5,7,10,13	997,088

Gross profit	160,651	216,121	(2,958)		(14,174)		359,640
Selling and administrative	99,956	108,366	(600	) 2,4	(4,428	) 9,10	203,294

Operating profit (1)	60,695						156,346
Other income, net	835	1,576	—		—		2,411
Interest expense	4,562	1,396	—		91,928	8,13	97,886

Earnings before income taxes	56,968	107,935	(2,358)		(101,674)		60,871
Income taxes	21,022	40,907	(920	) 11	(38,840	) 11	22,169

Net earnings	$35,946	$67,028	$(1,438)		$(62,834)		$38,702
Preferred stock dividends	—	—	—		(8,016	) 14	(8,016)

Net earnings available to common shareholders	$35,946	$67,028	$(1,438)		$(70,850)		$30,686

Net earnings per share—basic	$1.10						$0.76
Net earnings per share—diluted	$1.09						$0.75
Weighted average shares outstanding—basic	32,589,502				7,829,280	12	40,418,782
Weighted average shares outstanding—diluted	32,988,590				7,829,280	12	40,817,870

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Sources and Uses of Funds

Set forth below are the estimated sources and uses of funds reflected in the Transactions column.

Sources		Uses
Revolving loan	—	Purchase price for the Acquired Business	$1,800,000
Term loan	$1,000,000	Acquisition fees and expenses	12,950
Senior notes	550,000	Financing Transactions fees and expenses	42,050
Mandatorily convertible preferred stock	150,000	Repayment of Baldor’s existing indebtedness	95,000
Common stock offered hereby	200,000
Common stock issued to Rockwell Automation	50,000

Total Sources	$1,950,000	Total Uses	$1,950,000

For purposes of the pro forma financial statements the value of common stock to be issued to Rockwell Automation is based upon the average closing sale price per share of our common stock on the NYSE for each of the ten consecutive trading days ending prior to November 6, 2006, the date the Acquisition Agreement was signed. Upon closing, Baldor will issue 1,579,280 shares to Rockwell Automation. The value assigned to the shares issued in the final purchase allocation will be based upon the price of Baldor’s stock at closing.

2.	Purchase Price

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary as the proposed Acquisition has not yet been completed. The following is a preliminary estimate of the purchase price for the Acquisition:

Amount
Cash and common stock to Rockwell	$1,800,000
Estimated fees and expenses	12,950

Total estimated preliminary purchase price	$1,812,950

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to net tangible and intangible assets of the Acquired Business based on their estimated fair values as of the date of the Acquisition. The management of Baldor has allocated the preliminary estimated purchase price based on preliminary estimates. The allocation of the preliminary purchase price and the estimated useful lives associated with certain assets are as follows:

	Amount	Estimated useful life
Net tangible assets at book value	$345,797
Increase fixed assets to fair value	110,000	10 years
Intangible assets
Customer relationships	275,000	28 years
Trade names	405,000	indefinite
Technology	110,000	7 to 15 years
Indemnified liabilities	10,886
Short-term debt repaid by Rockwell Automation prior to closing	760
Increase in pension and post retirement obligations assumed by Baldor	(28,377)
Reversal of deferred gains on sale – leaseback	16,088
Deferred tax liability	(325,270)
Goodwill	893,066

Total estimated preliminary purchase price	$1,812,950

Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Baldor, in some cases with the assistance of outside valuation specialists, after closing the Acquisition. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. Such revisions could include changes to the fair values assigned to tangible or intangible assets acquired or liabilities assumed, or changes to the estimated useful lives assigned to tangible or intangible assets.

Identifiable intangible assets: Customer relationships relate primarily to underlying customer relationships with distributor networks, original equipment manufacturers and other customers of the Acquired Business. Acquired trade names include the Dodge and Reliance Electric trade names and other product names. Technology relates to both patented and unpatented technology.

Baldor expects to amortize the fair value of customer relationships and technology based on the pattern in which the economic benefits of these intangible assets will be consumed. Additionally, the customer relationships and technology will be tested for impairment whenever circumstances indicate that the carrying amount may not be recoverable. The fair value of acquired trade names will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impair of impairment are present). In the event that management determines that the value of the acquired customer relationships, technology or trade names has become impaired, Baldor will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

Goodwill: Approximately $893,066 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the goodwill has become impaired, Baldor will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

Fixed assets: Management has estimated that at acquisition date the fair values of certain fixed assets of the Acquired Business will be higher than their respective book values in Power Systems’ historical financial statements.

3.	Pro Forma Adjustments

Pro forma retention adjustments give effect to the exclusion of certain activities included in the historical financial statements of Power Systems that will not be acquired by Baldor. Pro forma adjustments for the Transactions give effect to the Acquisition under the purchase method of accounting, the offering of mandatorily convertible preferred stock and common stock (to Rockwell and through this offering), the issuance of new senior notes, the entry into and initial borrowings under the new senior secured credit facility, the repayment of Baldor’s existing indebtedness, the payment of fees and expenses, and the recording of certain additional assets acquired and liabilities assumed (including indemnities that will be received from Rockwell Automation to settle certain liabilities recorded in Power Systems’ historical financial statements). The pro forma adjustments assume that the underwriters do not exercise their option to purchase additional shares of Baldor’s common stock to cover over-allotments, if any, in connection with this offering or their option to purchase additional mandatorily convertible preferred stock to cover over-allotments in connection with the offering of such preferred stock.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as described below.

a.	Reflects assets and liabilities associated with certain deferred compensation, pension and post-retirement benefit plans that will be retained by Rockwell Automation, including reductions of $145 in Other intangibles, $109,953 in Prepaid pension, $1,943 in Other assets, $59,056 in Retirement benefits, $1,943 in Other liabilities and $(640) in Deferred income taxes.

b.	Reflects the exclusion of Federal Pacific Electric Company, a non-operating legal entity, which will be retained by Rockwell Automation, with reductions of $761 in Receivables, net, $22,824 in Other assets, $311 in Accounts payable, of $508 in Other accrued expenses, and of $23,795 in Other liabilities.

c.	Reflects the exclusion of $17,278 current deferred tax assets included in Other current assets and $94,089 in Deferred income taxes. Deferred tax amounts related to assets acquired and liabilities assumed are included in adjustments reflected in note q below.

d.	Reflects the exclusion of $916 in Other current assets related to the NASCAR agreement which will be retained by Rockwell Automation.

e.	Reflects the exclusion of $9,674 in compensation and benefits related liabilities arising prior to the closing of the Acquisition that Rockwell Automation is required to fund on or after the closing of the Acquisition.

f.	Reflects the elimination of balances in Cash and cash equivalents of Power Systems which Baldor must pay to Rockwell Automation at closing.

g.	Eliminates intangible assets recorded on the historical financial statements of Power Systems of $179,393 (net of the Retention Adjustment of $145) and records the fair value of intangible assets acquired of $790,000.

h.	Reflects elimination of short-term debt related to Power Systems’ subsidiary in China that was repaid by Power Systems prior to closing of the Acquisition.

i.	Reflects receivable of $10,886 in relation to certain environmental matters and income tax contingencies the liabilities for which will be indemnified by Rockwell Automation.

j.	Reflects step-up to fair value of fixed assets acquired of $110,000.

k.	Reflects elimination of goodwill of $147,208 recorded on the historical financial statements of Power Systems and the recognition of goodwill of $893,066 resulting from preliminary allocation of the pro forma purchase price.

l.	Eliminates Power Systems’ historical equity (including Retention Adjustments of $28,357).

m.	Records issuance of 1,579,280 shares to Rockwell Automation valued at $50,000 and 6,250,000 shares through this offering, for estimated proceeds of $190,742, net of issuance fees and expenses of $9,258.

n.	Reflects issuance of mandatorily convertible preferred stock for proceeds of $144,175, net of issuance fees and expenses of $5,825.

o.	Reflects issuance of $550,000 principal in the senior notes offering and borrowings of $1,000,000 under our new senior secured credit facility, and the repayment of debt previously incurred by Baldor in the amount of $95,000 (which includes $25,000 classified as Current maturities of long-term obligations). Baldor repaid $8,000 of its debt in December 2006, which is not reflected.

p.	Reflects recording the projected benefit obligation for the pension plan and the accumulated benefit obligation for the post retirement plan that will be assumed by Baldor.

q.	Reflects the deferred tax liability related to step up in fair values of fixed and intangible assets and the differences in book and tax bases of assets acquired and liabilities assumed.

r.	Reflects elimination of Rockwell Automation invested equity related to retention adjustments, included in a,b,c,d,e, and f above.

s.	The Power Systems historical financial statements included a deferred gain related to a sale-leaseback transaction. In addition, a sale was not recognized on three properties due to a right to reacquire adjacent vacant land. Baldor expects that these properties will be accounted for as operating leases. Therefore, the net book value of $13,400 and the deferrals ($1,018 in Other accrued expenses and $28,470 in Other liabilities) are removed for pro forma presentation.

t.	Reflects capitalized debt issuance fees related to new senior notes and senior credit facility, of which $3,365 is recorded in Other current assets and $23,602 is recorded in Other assets.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as described below.

1.	The historical financial statements of Power Systems included revenues and expenses related to certain non-custom drives that were purchased from Rockwell Automation. After the Acquisition, Baldor may continue to purchase those drives from Rockwell Automation at an increased price. This adjustment represents increased Cost of goods sold to reflect the effect of increased pricing, amounting to $5,636 and $3,302 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

2.	Reflects the exclusion of Federal Pacific Electric Company, a non-operating legal entity, which will be retained by Rockwell Automation resulting in reductions of $120 in Selling and administrative and $6 in Other income, net for the year ended September 30, 2005 and reductions of $25 in Cost of goods sold and $113 in Selling and administrative for the nine months ended June 30, 2006.

3.	Reflects the exclusion of Revenues of $18,905 and Cost of goods sold of $15,874 for the year ended September 30, 2005, and Revenues of $15,644 and Cost of goods sold of $12,661 for the nine months ended June 30, 2006 related to the custom drives business that will be retained by Rockwell Automation.

4.	Reflects the exclusion of $562 in Selling and administrative for the year ended September 30, 2005 and $487 for the nine-months ended June 30, 2006 in relation to costs incurred to defend asbestos product liability claims the liabilities for which will be indemnified by Rockwell Automation.

5.	Reflects the elimination of amortization of intangibles of $1,984 and $1,778 in Cost of goods sold for Power Systems for the year ended September 30, 2005 and the nine months ended June 30, 2006, respectively, related to intangible assets recorded on the historical financial statements of Power Systems; and the inclusion of amortization expense of $17,700 and $13,275 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, in relation to the intangible assets acquired.

6.	Reflects elimination of expenses of $1,328 related to certain environmental matters the liabilities which will be indemnified by Rockwell Automation.

7.	Reflects the incremental depreciation expense of $11,000 and $8,250 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, in relation to the step-up in fair value of fixed assets.

8.	Reflects the elimination of interest expense related to debt to be repaid in the Transactions and the addition of assumed interest expense for senior notes and senior secured credit facility, in connection with the issuance of new debt in the Transactions. Historic interest expense eliminated amounts to $4,080 and $4,562 for the year ended December 31, 2005 and the nine month period ended September 30, 2006, respectively. Estimated interest expense amounts to $130,418 and $97,814 for the year ended December 31, 2005 and the nine month period ended September 30, 2006, respectively, assuming a weighted average interest rate of 8.2% for the new debt. For each .125% change in weighted average interest rate, pro forma interest expense would change by $1,937 for the year ended December 31, 2005 and $1,453 for the nine months ended September 30, 2006. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness.

9.	Reflects the reversal of periodic amortization of Power Systems’ prior service costs and net actuarial losses of $1,616 and $762 for the year ended September 30, 2005 and the nine months ended June 30, 2006, respectively, in relation to those pension and post-retirement benefit plans that will be assumed by Baldor.

10.	Baldor’s defined contribution plan expense is based on 12% of pre-tax pre-profit sharing earnings. The pro forma Transaction adjustments reduce pre-tax earnings. Accordingly, profit sharing expense is reduced by $18,849 ($13,990 in Cost of goods sold and $4,859 in Selling and administrative) for the year ended December 31, 2005 and $13,865 ($10,199 in Cost of goods sold and $3,666 in Selling and administrative) for the nine-months ended September 30, 2006.

11.	Retention adjustment reflects tax effect of retention adjustments at Power Systems’ statutory rate. Transaction adjustment reflects tax effect of transaction adjustments such that the pro forma results reflect an effective tax rate comparable to the historical rate of Baldor.

12.

Basic net income per share is calculated by dividing the net income for the period by the weighted average common shares outstanding for the period, inclusive of the assumed 1,579,280 shares to be issued to Rockwell Automation and the 6,250,000 shares to be issued in this offering. Weighted average common shares outstanding for the diluted net income per share calculation includes the assumed shares for issuance in Transactions and the dilutive effects of outstanding stock options. On an if-converted basis, the mandatorily convertible preferred shares are anti-dilutive and therefore are excluded from the pro forma diluted earnings per share calculation.

13.	Reflects reclassification of $1,324 lease payments from Interest expense to Cost of goods sold to reflect expected operating lease treatment (see note s above).

14.	Reflects estimated dividends on $150,000 of mandatorily convertible preferred stock to be issued in the preferred stock offering. For each .125% change in the dividend rate, pro forma dividends would change by $188 for the year ended December 31, 2005 and $141 for the nine months ended September 30, 2006.